             UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                              Form SD

                    SPECIALIZED DISCLOSURE REPORT

                    George Risk Industries, Inc.
         (Exact Name of Registrant as Specified in Charter)

 Colorado   000-05378   84-0524756
  (State or Other     (Commission File No.)   (I.R.S. Employer
  Jurisdiction of          Identification Number)
  Incorporation or
    Organization)

        802 S. Elm St.,     69145
         Kimball, NE        (Zip Code)
 (Address of Principal Executive Offices)

                          Daniel R. Douglas
                       Vice President Material
                            308-235-4645
     (Name and telephone number, including area code, of the
        person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

[ X ]   Rule 13p-1 under the Securities Exchange Act (17 CFR
   240.13p-1) for the reporting period from January 1 to       December 31, 2015.

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Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of George Risk Industries, Inc. ("GRI") is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Rule") for the reporting period January 1, 2015 to December 31, 2015.

A copy of GRI's Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, and is publicly available at http://www.grisk.com/CM/George Risk Industries Conflict Minerals Report.php.

A copy of GRI's Conflict Minerals Statement is publicly available at http://www.grisk.com/CM/Statement.php.

Item 1.02 Exhibit

As specified in Section 2, Item 2.01 of this Form SD, GRI is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this report.

Section 2 - Exhibits

Item 2.01 Exhibits

Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

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SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Date: June 14, 2016             George Risk Industries, Inc.
                                By:  /S/ Daniel R. Douglas
                                Daniel R. Douglas
                                Vice President Material

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EXHIBIT INDEX

Exhibit
Number Description
------- -----------
1.01       Conflict Minerals Report of George Risk Industries,   Inc.